As filed with the Securities and Exchange Commission on April 24, 2012
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FARMERS CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

Kentucky	6022	61-1017851
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

P.O. Box 309
202 W. Main St.
Frankfort, KY  40602
(502) 227-1668
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lloyd C. Hillard, Jr., President and CEO
Farmers Capital Bank Corporation
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1614
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. David Smith, Jr., Esq.
Richard H. Mains, Esq.
Stoll Keenon Ogden PLLC
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
(859) 231-3000

Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]                                                                                                Accelerated Filer [   ]

Non-accelerated filer [X]                                                                                     Smaller reporting company [   ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value	30,000	$1,000(1)(2)	$30,000,000	$3,438.00
Depositary Shares (3)	-	-	-	-
Warrant to Purchase Common Stock, par value $0.125 per share, and underlying shares of Common Stock	223,992(4)	$20.09(1)(5)	$ 4,499,999	$ 515.70
Total			$34,499,999	$3,953.70
(1)	Estimated in accordance with Rule 457(a).
(2)
Represents the liquidation preference amount per share of the preferred stock being registered for resale, which registrant sold to the United States Department of the Treasury (“Treasury”) pursuant to the Treasury’s Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”).

(3)
In the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Series A Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series A Preferred Stock.

(4)
In addition, there are being registered hereunder (a) a Warrant (“Warrant”) for the purchase of 223,992 shares of common stock with an initial per share exercise price of $20.09 per share, (b) the 223,992 shares of common stock issuable upon exercise of such Warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such Warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(5)
Represents the exercise price applicable to each share of common stock for which the Warrant may be exercised. Calculated in accordance with Rules 457(c) and (i) with respect to the per share exercise price under the Warrant of $20.09.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities has been declared “effective” by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and we or the selling securityholders are not soliciting your offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 24, 2012
PROSPECTUS
FARMERS CAPITAL BANK CORPORATION
30,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
(or Depositary Shares Evidencing Fractional Interests in Such Shares)
Warrant to Purchase 223,992 Shares of Common Stock
223,992 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 30,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference $1,000 per share, or, in the event such shares are deposited with a depositary, as described in this prospectus, depositary shares evidencing fractional interests in such shares of Series A Preferred Stock, a warrant to purchase 223,992 shares of our common stock (the “Warrant”), and any shares of our common stock issuable from time to time upon exercise of the Warrant.  In this prospectus, we refer to the shares of Series A Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the “securities.”  We issued the Series A Preferred Stock and the Warrant pursuant to the Letter Agreement dated January 9, 2009, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury (the “Treasury”), in a transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The Treasury and its successors, including transferees, which we collectively refer to as the “selling securityholders,” may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling securityholders.

Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the Treasury, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FFKT.”  On April 20, 2012, the closing price of our common stock on the NASDAQ Global Select Market was $6.40 per share.  You are urged to obtain current market quotations of our common stock.

Our principal executive offices are located at P.O. Box 309, 202 W. Main St., Frankfort, KY 40602 and our telephone number is
(502) 227-1668.  Our Internet address is http://www.farmerscapital.com.
__________________

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. These securities involve investment risks, including possible loss of principal.
_______________________

The date of this prospectus is                         , 2012

Table of Contents

Page #

About This Prospectus	ii

Forward-Looking Statements	ii

Where You Can Find More Information	iii

Incorporation of Certain Documents by Reference	iv

Prospectus Summary	1

Risk Factors	3

Use of Proceeds	3

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	3

Description of Series A Preferred Stock	4

Description of Depositary Shares	8

Description of Warrant to Purchase Common Stock	8

Description of Common Stock	10

Material Provisions of Our Articles of Incorporation, Bylaws and Kentucky Law	11

Plan of Distribution	14

Selling Securityholders	16

Legal Matters	16

Experts	16

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf process, the selling securityholders may, from time to time, sell in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We urge you to read both this prospectus and, if applicable, any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on pages iii and iv in this prospectus.

In this prospectus, we frequently use the terms “we,” “us,” and “ours” to refer to Farmers Capital Bank Corporation (“Farmers Capital” and the “Company”) and its subsidiaries.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents.  Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents creates any implication, under any circumstances, that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

Forward-Looking Statements

This prospectus includes, and any accompanying prospectus supplement and documents incorporated by reference may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “pro-forma,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•
reduced earnings due to higher credit losses generally, and specifically because losses in our loan portfolio secured by real estate are greater than expected due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment or other factors,

•	the amount of our loan portfolio collateralized by real estate and other real estate owned, and the weakness in the real estate market,
•	the adequacy of the level of our allowance for loan losses,
•	our ability to manage effectively interest rate risk and other market, credit and operational risk,
•
possible changes or prolonged downturn in general economic and business conditions in the United States in general, and in the Kentucky communities we serve in particular, may lead to a deterioration in asset and credit quality,

•	our ability to meet increased capital levels required by our regulators,
•	monetary and fiscal policies of the United States Government,

•
results of examinations by our regulators, including the possibility that any such regulatory authorities may, among other things, require us to increase our capital, increase our allowance for loan losses, write-down assets or require other operational changes,

•	changes in the availability and cost of credit and capital in the financial markets,
•	significant increases in competitive pressure in the banking and financial services industries,
•
changes in political conditions or the legislative or regulatory environment, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations adopted thereunder, changes in federal and/or state tax laws or interpretations thereof by taxing authorities, changes in laws, rules or regulations applicable to companies that have participated in the Treasury's Capital Purchase Program and other governmental initiatives affecting the financial services industry,

•	our ability to attract and retain key personnel,
•	our ability to retain our existing customers, including our deposit relationships, and
•	other risks and uncertainties detailed from time to time in our filings with the SEC.

We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.  Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

Where You Can Find More Information

We are subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company.  You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549.  Please call the SEC at 1-800-SEC-0330 for further information.  Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or on our website at www.farmerscapital.com.  However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement.  Written requests for copies of the documents we file with the SEC should be directed to P.O. Box 309, 202 W. Main St., Frankfort, KY 40602, Attention:  C. Douglas Carpenter; e-mail address: DCarpenter@farmerscapital.com.  Telephone requests for copies should be directed to (502) 227-1668.

This prospectus is part of a Registration Statement filed with the SEC and does not contain all of the information included in the Registration Statement.  For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-1 that may be obtained as described above. Whenever a reference is made in this prospectus or any prospectus supplement to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document.  Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring you to other documents filed separately with the SEC.  The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

We incorporate by reference into this prospectus the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” rather than “filed” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K (File No. 000-144412) for the year ended December 31, 2011, filed with the SEC on March 7, 2012.

•	Our Current Reports on Form 8-K (File No. 000-144412) filed with the SEC on January 19, 2012, March 7, 2012 and April 19, 2012.

•	Our definitive Proxy Statement on Schedule 14A (File No. 000-144412) for our 2012 Annual Meeting of Shareholders filed with the SEC on April 2, 2012.

We also incorporate by reference additional documents that we will file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the effectiveness of the Registration Statement (other than information in such additional documents that is deemed, under SEC rules, to have been furnished and not to have been filed). These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K.  To the extent any information incorporated by reference from later filed documents is inconsistent with information that is included in this prospectus, any applicable prospectus supplement or incorporated by reference from earlier documents, then the later information shall supersede the earlier information to the extent they are inconsistent.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus or in any related prospectus supplement, except exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to P.O. Box 309, 202 W. Main St., Frankfort, KY 40602, Attention:  C. Douglas Carpenter; e-mail address: DCarpenter@farmerscapital.com.  Telephone requests for copies should be directed to (502) 227-1668.

The reports and other documents filed with the SEC and incorporated herein by reference may also be found on our Website at www.farmerscapital.com under the “investor relations” tab and then the “SEC Filings” link.

You should rely only upon the information provided in this document, any prospectus supplement or incorporated in this document by reference.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

Prospectus Summary

The Company

Farmers Capital Bank Corporation is a Kentucky corporation and a registered bank holding company headquartered in Frankfort, Kentucky.  Our operating subsidiaries provide a wide range of banking and bank-related services to customers from 36 banking locations in 23 communities throughout Central and Northern Kentucky.  The bank subsidiaries owned by Farmers Capital include Farmers Bank & Capital Trust Co. (Frankfort, Kentucky), United Bank & Trust Co. (Versailles, Kentucky), Citizens Bank of Northern Kentucky, Inc. (Newport, Kentucky), and First Citizens Bank (Elizabethtown, Kentucky).  We also own FCB Services, Inc., a nonbank data processing subsidiary located in Frankfort, Kentucky, which provides services primarily to our bank subsidiaries.  Further, we own EKT Properties, Inc., which is involved in real estate management and liquidation for certain properties repossessed by our subsidiary banks.

As of December 31, 2011, we had total consolidated assets of approximately $1.88 billion, total loans net of unearned income of approximately $1.07 billion, total deposits of approximately $1.44 billion and total shareholders’ equity of approximately $157 million.

Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “FFKT.”  Our principal executive offices are located at 202 W. Main St., Frankfort, Kentucky  40602.  Our telephone number is (502) 227-1668.

Additional information about us can be found in our Annual Report on Form 10-K for the year ended December 31, 2011 and other documents we have filed with the SEC that are incorporated herein by reference.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Securities Being Offered

On January 9, 2009, pursuant to the Treasury’s Troubled Asset Relief Program Capital Purchase Program, we sold to the Treasury 30,000 shares of our Series A Preferred Stock, liquidation preference amount $1,000 per share, for an aggregate purchase price of $30,000,000, and concurrently issued to the Treasury a ten-year Warrant to purchase up to 223,992 shares of our common stock at an exercise price of $20.09 per share.  The issuance of the Series A Preferred Stock and the Warrant were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act.  We were required under the terms of the related securities purchase agreement between us and the Treasury to register for resale the shares of the Series A Preferred Stock, the Warrant and the shares of our common stock underlying the Warrant.  This registration includes depositary shares, representing fractional interests in the Series A Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement.  See “Description of Depositary Shares.”  The terms of the Series A Preferred Stock, the Warrant and our common stock are described under “Description of Series A Preferred Stock,” “Description of Warrant to Purchase Common Stock,” and “Description of Common Stock.”

Summary Consolidated Financial Information

The following tables present our selected consolidated financial data as of or for each of the five years ended December 31, 2011. Financial data as of or for each of the five years ended December 31, 2011 is derived from our audited consolidated financial statements. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC and is incorporated by reference in this prospectus.

December 31, (In thousands, except per share data)	2011	2010	2009	2008	2007
Results of Operations
Interest income	$78,349	$89,751	$100,910	$113,920	$114,257
Interest expense	24,670	34,948	47,065	55,130	56,039
Net interest income	53,679	54,803	53,845	58,790	58,218
Provision for loan losses	13,487	17,233	20,768	5,321	3,638
Noninterest income	24,391	34,110	28,169	9,810	24,157
Noninterest expense	62,492	62,711	115,141	60,098	58,823
Net income (loss)	2,738	6,932	(44,742)	4,395	15,627
Dividends and accretion on preferred shares	1,896	1,871	1,802
Net income (loss) available to common shareholders	842	5,061	(46,544)	4,395	15,627
Per Common Share Data
Basic and diluted net income (loss)	$.11	$.68	$(6.32)	$.60	$2.03
Cash dividends declared	N/A	N/A	.85	1.32	1.32
Book value	17.18	16.35	16.11	22.87	22.82
Tangible book value1	16.86	15.87	15.44	14.81	14.43
Selected Ratios
Percentage of net income (loss) to:
Average shareholders’ equity (ROE)	1.77%	4.55%	(22.68)%	2.62%	8.88%
Average total assets (ROA)	.14	.33	(1.98)	.21	.83
Percentage of common dividends declared to net income	N/A	N/A	N/M	220.96	64.52
Percentage of average shareholders’ equity to average total assets	7.95	7.24	8.72	7.86	9.33
Total shareholders’ equity	$157,057	$149,896	$147,227	$168,296	$168,491
Total assets	1,883,590	1,935,693	2,171,562	2,202,167	2,068,247
Long term borrowings2	239,664	252,209	316,932	335,661	316,309
Senior perpetual preferred stock	29,115	28,719	28,348
Weighted average common shares outstanding - basic and diluted	7,424	7,390	7,365	7,357	7,706
1 Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.
2  Includes subordinated notes payable, securities sold under repurchase agreements and other long term borrowings.
N/A – Not applicable
N/M – Not meaningful

Risk Factors

Investing in our securities involves risk.  Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K which is incorporated by reference into this prospectus, along with any risk factor disclosure contained in any accompany prospectus supplement.  Before you invest in our securities, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus.  Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.  Additionally, risks that we currently deem immaterial or that are presently unknown to us may also impair our business, financial condition, results of operations and the value of our securities.

Use of Proceeds

We will not receive any proceeds from any sale of the securities by the selling securityholders.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(unaudited)
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)(2)
Excluding Interest on Deposits	1.1x	1.4x	(2.5)x(3)	1.2x	2.8x
Including Interest on Deposits	1.0x	1.2x	(0.1)x(3)	1.1x	1.4x

(1)
Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations.  Combined fixed charges consist of interest expense, estimated interest on rental expense and preferred stock dividends.  For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends.  If we do not redeem the Preferred Shares prior to May 1, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% to 9.0% per annum, which would adversely affect our ratio of earnings to combined fixed charges and preferred stock dividends.

(2)	We issued 30,000 shares of preferred stock on January 9, 2009 that are currently outstanding. We were not required to pay any dividends on the preferred stock for 2007 or 2008.
(3)	The dollar amount of the deficiency is $55.4 million.

Description of Series A Preferred Stock

The following is a brief description of the terms of our Series A Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to and is qualified in its entirety by reference to the Articles of Amendment to our Second Amended and Restated Articles of Incorporation with respect to the Series A Preferred Stock, a copy of which we filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on January 13, 2009, which is incorporated herein by reference and is also available from us upon request.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

General

The Series A Preferred Stock constitutes a series of our perpetual, cumulative, preferred stock, consisting of 30,000 shares, no par value, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued 30,000 shares of the Series A Preferred Stock to Treasury on January 9, 2009 in connection with the Treasury’s Capital Purchase Program for an aggregate purchase price of $30,000,000 in a private placement exempt from the registration requirements of the Securities Act.  The Series A Preferred Stock qualifies as Tier 1 capital for regulatory purposes.

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. See “Description of Depositary Shares.”

Dividends

Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 9, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock are cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Regulatory. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of that dividend.

Under a Memorandum of Understanding entered in the fourth quarter of 2009, we have agreed with the Federal Reserve Bank of St. Louis that we will not pay interest payments on our trust preferred securities or dividends on our common or preferred stock without prior approval from the Federal Reserve Bank of St. Louis and the Kentucky Department of Financial Institutions.  Representatives of these regulatory agencies have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of our subsidiaries sufficient to support quarterly payments on our trust preferred securities and quarterly dividends on our common and preferred stock.  As of the date of this prospectus, both regulatory agencies have granted approval of all our requests to make interest payments on our trust preferred securities and dividends on our Series A Preferred Stock.  As of the date of this prospectus, we have not sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.

Priority of Dividends. So long as shares of the Series A Preferred Stock remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock, unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock will be entitled to receive for each share of the Series A Preferred Stock, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets, will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

We may redeem the Series A Preferred Stock, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per share of Series A Preferred Stock plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Series A Preferred Stock, we may not repurchase any Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the Series A Preferred Stock then held by Treasury on the same terms and conditions.

Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Kentucky law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the shares of Series A Preferred Stock are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the Bank Holding Company Act of 1956, as amended (“BHCA”), whether because the Company has missed six dividend payments and holders of the Series A Preferred Stock have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the shares of Series A Preferred Stock, or a holder of a lesser percentage of shares of our Series A Preferred Stock that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Series A Preferred Stock becomes “voting securities”, then (a) any bank holding company or foreign bank that  is subject to the BHCA may need approval  to acquire or retain more than 5% of the then outstanding shares of Series A Preferred Stock, and (b) any holder (or group of holders acting in concert) may need  regulatory approval  to acquire or retain 10% or more of the shares of Series A Preferred Stock.  A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock.  Holders of the Series A Preferred Stock should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by Kentucky law or by our Second Amended and Restated Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•
amend or alter our Second Amended and Restated Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•
amend, alter or repeal any provision of our Second Amended and Restated Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock in a manner that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless (i) the Series A Preferred Stock remains outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Series A Preferred Stock remaining outstanding or such preference securities have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized shares of Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to January 9, 2009,  and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Description of Depositary Shares

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued.  The Shares of Series A Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury.  If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series A Preferred Stock, instead of actual whole shares of Series A Preferred Stock.  The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us with the SEC that would be incorporated by reference into this prospectus or an accompanying prospectus supplement.   See “Where You Can Find More Information”  and “Incorporation of Certain Documents by Reference.”

Description of Warrant to Purchase Common Stock

The following is a brief description of the terms of the Warrant we issued to the Treasury on January 9, 2009, concurrent with our sale to the Treasury of 30,000 shares of Series A Preferred Stock pursuant to the Treasury’s Capital Purchase Program.  This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC as Exhibit 4.2 to our Current Report on Form 8-K filed on January 13, 2009, which is incorporated herein by reference and is also available from us upon request.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Shares of Common Stock Subject to the Warrant

The Warrant is exercisable for 223,992 shares of our common stock.  We did not complete any qualified equity offerings on or prior to December 31, 2009 that would have reduced the number of shares of common stock for which the Warrant was exercisable.  The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $20.09 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before January 9, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

The Warrant may be partially exercised.  The holder of the Warrant is entitled to receive, within three business days of partial exercise, a new substantially identical Warrant for the unexercised shares.

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Shareholder

The warrantholder shall have no rights or privileges that the holders of our common stock have, including any voting rights, until the Warrant has been exercised, and then only with respect to shares of common stock issued in connection with such exercise.

Transferability

The Warrant, and all rights under the Warrant, are transferable, in whole or part.

Voting of Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Warrant.  This does not apply to any other person who acquires any portion of the Warrant, or the shares of common stock underlying the Warrant, from Treasury.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions in connection with stock splits, subdivisions, reclassifications and combinations covered in the preceding paragraph, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.  For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

Board Determination.  The exercise price of the warrant and the number of shares underlying the warrant would adjust upon a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the board, to protect the purchase rights of the warrantholders.

Description of Common Stock

           The following is a brief description of our common stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Second Amended and Restated Articles of Incorporation and the Articles of Amendment, as amended, a copy of which has been filed with the SEC as Exhibit 3i to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, Exhibit 3.1 to our Current Report on Form 8-K filed on January 13, 2009 and Exhibit 3.1 to our Current Report on Form 8-K filed on November 17, 2009, respectively, each of which is also available from us upon request.   See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have 14,608,000 shares of authorized common stock, $0.125 par value per share.  As of April 20, 2012, 7,453,883 shares of our common stock were issued and outstanding, plus an additional 350,454 shares of our common stock were reserved for issuance under existing stock options held by employees, our employee stock purchase plan and the Warrant we issued to the Treasury on January 9, 2009.

Voting Rights

Subject to the rights of any series of preferred stock outstanding or that we may issue, our common stock has the exclusive right to vote in the election of directors and on all other matters in which shareholders are generally entitled to vote. The common stock is entitled to one vote per share on matters that holders of our common stock are entitled to vote.

Except with respect to certain special matters that are required by statute to be submitted to shareholders for a greater number of affirmative votes as identified below, any act of our shareholders requires that more votes be cast for than against the matter at a meeting at which a quorum is present.  Subject to special votes required below in specific instances, the affirmative vote of a majority of all the outstanding shares entitled to vote is required to approve actions specified by statute such as mergers, share exchanges and certain sales of assets, among other things.

Our directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Holders of our voting common stock are entitled to cast, in person or by proxy, one vote per share for each director to be elected and for other matters submitted to the shareholders for a vote.

Dividend Rights

Generally.  Holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for the payment of dividends.  The Kentucky Business Corporation Act prohibits the board of directors from declaring a dividend if as a result of such dividend:

•	we would not be able to pay our debts as they become due in the usual course of business, or
•
our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Regulatory.  We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of that dividend.

Under a Memorandum of Understanding entered in the fourth quarter of 2009, we agreed with the Federal Reserve Bank of St. Louis that we will not pay interest payments on our trust preferred securities or dividends on our common or preferred stock without prior approval from the Federal Reserve Bank of St. Louis and the Kentucky Department of Financial Institutions.  Representatives of these regulatory agencies have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of our subsidiaries sufficient to support quarterly payments on our trust preferred securities and quarterly dividends on our common and preferred stock.  As of the date of this prospectus, both regulatory agencies have granted approval of all our requests to make interest payments on our trust preferred securities and dividends on our Series A Preferred Stock.  As of the date of this prospectus, we have not sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.

Liquidation and Dissolution

In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any shares of the Company’s preferred stock that may be issued and outstanding from time to time.

Other Rights

Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions applicable to shares of our common stock.

No Shareholder Liability

No holder of our common stock will be personally liable for our debts.

Transfer Agent

American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.

Material Provisions of Our Articles of Incorporation,
Bylaws and Kentucky Law

Anti-takeover Provisions

Our articles of incorporation and bylaws contain provisions designed to assure continuity of management and to discourage sudden changes in control of our board of directors by a party seeking control of the Company.

Omission of Cumulative Voting.  The omission of cumulative voting from our articles of incorporation may be considered anti-takeover in nature.  Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected.  A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates.  Cumulative voting is optional under the Kentucky Business Corporation Act and, by their omission from our articles of incorporation, we have not elected to permit cumulative voting.

Classification of Board of Directors.  Our articles of incorporation provide for the division of our board of directors into three classes, as nearly equal as possible.  Each class of directors is elected for a term of three years.  As a result, only one class of directors is elected at each annual meeting of the shareholders.  Any vacancy on the board may be filled by a majority vote of the remaining directors.  Directors elected in this manner to fill a vacancy will serve the unexpired portion of the vacated term.

This classification provision extends the time required to change control of the board and tends to discourage any unauthorized takeover bids for the Company.  Under this classification provision, it may require at least two annual meetings for even a majority of the shareholders to make a change in control of our board.

Special Approval Requirements for Certain Business Combinations. Our articles of incorporation require a vote of eighty percent (80%) or more of the outstanding shares of our common stock to change the number of directors, approve a business combination, or remove a director without cause.  A “business combination” includes the occurrence of, or creation of any agreement, contract or arrangement for, any of the following involving us or any of our subsidiaries:

•	a merger or consolidation with a related person,
•	the sale, lease, exchange, transfer or other disposition of all or a substantial part of our or a subsidiary’s assets to a related person,
•	the sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of a related person to us or any subsidiary,
•	the issuance of securities to a related person,
•	a recapitalization that would increase the voting power of a related person, or
•	our dissolution or liquidation when we have a related person.

A “related person” is one who either owns, directly or indirectly, ten percent (10%) or more of our capital stock or controls, is controlled by, or is under common control of a person who controls, directly or indirectly, ten percent (10%) or more of our capital stock.  A “substantial part” of our or a subsidiary’s assets means more than thirty percent (30%) of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

However, a vote of eighty percent (80%) is not required for the approval of a change in the number of directors or a business combination if such transaction is approved by a majority of “continuing directors”.  “Continuing directors” means each Farmers Capital director that:

•	is a director at the time the board votes with respect to the change in number or directors or business combination, and
•	meets one of the following criteria:
	-	was a director on March 1, 1986,
	-	was a director immediately before any 10% or greater shareholder involved in the business combination became a 10% shareholder, or
	-	is designated a continuing director by a majority of the then continuing directors within 90 days after he or she is first elected to the board.

As a Kentucky corporation, we are or could be subject to certain restrictions on business combinations under Kentucky law, including, but not limited to, combinations with interested shareholders.

The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Farmers Capital by allowing a minority of our shareholders to prevent a transaction favored by the majority of our shareholders.  The primary purpose of the supermajority vote requirement is to encourage negotiations with our existing management by groups or corporations interested in acquiring control of Farmers Capital and to reduce the danger of a forced merger or sale of assets.

Vote Required to Amend Certain Provisions.  The Kentucky Business Corporation Act provides that a corporation’s charter may be amended by the directors in certain limited circumstances or by the shareholders by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.  In addition, if we have a related person at the time of an amendment and our continuing directors do not approve the amendment, our articles of incorporation require a vote of eighty percent (80%) or more of the shares of common stock to amend, alter or repeal the provisions of the articles of incorporation governing our authorized shares of common stock, number of directors, certain business combinations (i.e., a merger or consolidation, a sale or lease of all or a substantial part of our assets, or a dissolution or liquidation), or the removal of directors.  Additionally, amendments to the provisions of our articles of incorporation limiting director liability require approval of eighty percent (80%) or more of the shares of our common stock.

Our board of directors may adopt, amend or repeal our bylaws by a majority vote of the entire board of directors.  The bylaws may also be amended or repealed by our shareholders.

In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock.  The rights and preferences for any series of preferred stock may be set by our board of directors, in its sole discretion and without shareholder approval, and the rights and preferences of any such preferred stock may be superior to those of the common stock and thus may adversely affect the rights of holders of the common stock.

The overall effect of the articles of incorporation and bylaw provisions described above may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests as the offer might include a premium over the market price of our capital stock at that time.  In addition, these provisions may have the effect of assisting our current management in retaining its position and place it in a better position to resist changes which some shareholders may want to make if dissatisfied with the conduct of our business.

Removal of Directors

Under our articles of incorporation, a director may be removed without cause, but only on the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock then entitled to vote on the election of directors.

Director Liability and Limitations on Director Liability

Under our articles of incorporation, a director’s liability to us or our shareholders is limited to the greatest extent permitted by law.  No director is personally liable to us or our shareholders for monetary damages for a breach of his or her duties as a director except for liability for:

•	any transaction in which the director’s personal financial interest is in conflict with the financial interest of the Company or its shareholders,

•	acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of the law,

•	actions creating personal liability for unlawful distributions as set forth in Section 271B.8-330 of the Kentucky Business Corporation Act, or

•	transactions from which the director derived an improper personal benefit.

Shareholders may still seek equitable relief, such as injunction, against an action of a director that is inappropriate.

Section 271B.8-300 of the Kentucky Business Corporation Act provides that a director of a Kentucky corporation must discharge his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation. To discharge his duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances.  In addition to the limitations on director liability for monetary damages explained above, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless:

•	the director has breached or failed to perform his duties as a director in good faith, on an informed basis and in a manner he honestly believes to be in the best interests of the corporation, and

•
in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders.

A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the above provisions, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation.

Indemnification

Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Business Corporation Act.  Under these Sections of the Act, we may indemnify a person against judgments, penalties, fines, amounts paid in settlement and reasonable expenses (included attorneys’ fees) actually and necessarily incurred by him or her in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by us or in our right), if:

•	he or she is or was our director or officer or is or was serving at our request as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign,

•	if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interest of the corporation, and

•	in criminal actions or proceedings only, such director or officer had no reasonable cause to believe that his or her conduct was unlawful.

Generally, our bylaws require us to indemnify our directors and officers to the extent permitted by Kentucky law.

As permitted by Kentucky law, we maintain liability insurance on behalf of the directors and officers for claims asserted against them or incurred by them in their capacity or arising out of their status as director or officer.

Plan of Distribution

          The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions, by one or more of the following methods:

•
on any national securities exchange or quotation service on which the Series A Preferred Stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock,

•	in the over-the-counter market,

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market, or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

          In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

          In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

          The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

          In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

          In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

          In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Select Market pursuant to Rule 153 under the Securities Act.

          At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the Treasury, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

          We have agreed to indemnify the selling securityholders under this prospectus against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

Selling Securityholders

          On January 9, 2009, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	30,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus,

•
in the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, depositary shares evidencing fractional share interests in such shares of Series A Preferred Stock;

•	a Warrant to purchase 223,992 shares of our common stock, representing beneficial ownership of approximately 3.0% of our outstanding common stock as of April 20, 2012; and

•	223,992 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 2.9% of our outstanding common stock as of April 20, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the Treasury has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition and holding of the securities, the Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

Legal Matters

The validity of the Series A Preferred Stock, the Warrant and the common stock offered hereby will be passed upon for us by Stoll Keenon Ogden PLLC, Lexington, Kentucky.

Experts

Crowe Horwath LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on Crowe Horwath LLP’s report, given on their authority as experts in accounting and auditing.

30,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
(or Depositary Shares Evidencing Fractional Interests in Such Shares)
Warrant to Purchase 223,992 Shares of Common Stock
223,992 Shares of Common Stock

FARMERS CAPITAL BANK CORPORATION

PROSPECTUS

 _________  ___, 2012

PART II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The estimated fees and expenses (other than underwriting discounts and commissions) payable by us in connection with the offerings described in this registration statement are as follows:

SEC registration fee	$3,954
Printing costs	4,000
Legal fees and expenses	50,000
Accounting fees and expenses	65,000
Miscellaneous	2,046
Total	$125,000

Item 14. Indemnification of Directors and Officers.

Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Business Corporation Act (the “Kentucky Act”). Under the Kentucky Act, a person may be indemnified by a corporation against judgments, penalties, fines, amounts paid in settlement and reasonable expenses (included attorneys’ fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in addition, in criminal actions or proceedings only, had no reasonable cause to believe that his conduct was unlawful.  A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation.  A Kentucky corporation may purchase and maintain liability insurance on behalf of the directors and officers for claims asserted against them or incurred by them in their capacity or arising out of their status as director or officer.

Generally, the registrant’s bylaws require the registrant indemnify its directors and officers to the extent permitted by Kentucky law.

Item 15.  Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits.

Exhibit No.	Document	Filed with this Form S-1	Incorporated By Reference
			Form	File No.	Date Filed
3.1	Second Amended and Restated Articles of Incorporation		10-Q	000-14412	8/08/2006
3.2	Articles of Amendment to Second Amended and Restated Articles of Incorporation, dated January 6, 2009		8-K	000-14412	1/13/2009
3.3	Articles of Amendment to Second Amended and Restated Articles of Incorporation, dated November 16, 2009		8-K	000-14412	11/17/2009
3.4	Amended and Restated Bylaws of the Registrant		10-Q	000-14412	11/06/2009
4.1
Junior Subordinated Indenture, dated as of July 21, 2005, between Farmers Capital Bank Corporation and Wilmington Trust Company, as Trustee, relating to unsecured junior subordinated deferrable interest notes that mature in 2035.
*
4.2
Amended and Restated Trust Agreement, dated as of July 21, 2005, among Farmers Capital Bank Corporation, as Depositor, Wilmington Trust Company, as Property and Delaware Trustee, the Administrative Trustees (as named therein), and the Holders (as defined therein).
*
4.3	Guarantee Agreement, dated as of July 21, 2005, between Farmers Capital Bank Corporation, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee.		*
4.4
Junior Subordinated Indenture, dated as of July 26, 2005, between Farmers Capital Bank Corporation and Wilmington Trust Company, as Trustee, relating to unsecured junior subordinated deferrable interest notes that mature in 2035.
*
4.5
Amended and Restated Trust Agreement, dated as of July 26, 2005, among Farmers Capital Bank Corporation, as Depositor, Wilmington Trust Company, as Property and Delaware Trustee, the Administrative Trustees (as named therein), and the Holders (as defined therein).
*
4.6	Guarantee Agreement, dated as of July 26, 2005, between Farmers Capital Bank Corporation, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee.		*
4.7	Indenture, dated as of August 14, 2007 between Farmers Capital Bank Corporation, as Issuer, and Wilmington Trust Company, as Trustee, relating to fixed/floating rate junior subordinated debt due 2037.		*
4.8
Amended and Restated Declaration of Trust, dated as of August 14, 2007, by Farmers Capital Bank Corporation, as Sponsor, Wilmington Trust Company, as Delaware and Institutional Trustee, the Administrative Trustees (as named therein), and the Holders (as defined therein).
*
4.9	Guarantee Agreement, dated as of August 14, 2007, between Farmers Capital Bank Corporation, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee.		*

4.10	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A		8-K	000-14412	1/13/2009
4.11	Warrant for Purchase of Common Stock		8-K	000-14412	1/13/2009
4.12
Letter Agreement, dated January 9, 2009, between Farmers Capital Bank Corporation and the United States Department of the Treasury, with respect to the issuance and sale of the Series A Preferred Stock and the Warrant, and Securities Purchase Agreement – Standard Terms attached thereto as Exhibit A
			8-K	000-14412	1/13/2009
5.1	Opinion of Stoll Keenon Ogden PLLC	X
10.1	Agreement and Plan of Merger, Dated July 1, 2005, as Amended, by and among Citizens Bancorp, Inc., Citizens Acquisition Subsidiary Corp, and Farmers Capital Bank Corporation		S-4	333-128383	9/16/2005
10.2	Amended and Restated Plan of Merger of Citizens National Bancshares, Inc. with and into FCBC Acquisition Subsidiary, LLC		424B3	333-135267	8/07/2006
10.3	Stock Purchase Agreement Dated June 1, 2006 by and among Farmers Capital Bank Corporation, Kentucky Banking Centers, Inc. and Citizens First Corporation.		10-Q	000-14412	11/07/2008
10.4	Employee Stock Purchase Plan		S-8	333-116801	06/24/2004
10.5	Nonqualified Stock Option Plan		S-8	333-63037	09/08/1998
12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	X
16.1	Letter re Change in Certifying Accountant		8-K	000-14412	9/20/2011
23.1	Consent of Stoll Keenon Ogden PLLC (included with Exhibit 5.1)	X
23.2	Consent of Crowe Horwath LLP	X
24.1	Power of Attorney with respect to directors of the registrant (including on the signature page of this registration statement)	X

*	Exhibit not included pursuant to Item 601(b)(4)(iii) and (v) of Regulation S-K. The registrant agrees to provide a copy of such exhibit to the Securities and Exchange Commission upon request.

Item 17. Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S–1 (§239.11 of this chapter) or Form S–3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3 (§239.33 of this Chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)           The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Farmers Capital Bank Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfort, Commonwealth of Kentucky, on April 24, 2012.

             FARMERS CAPITAL BANK CORPORATION

             By:  /s/ Lloyd C. Hillard, Jr.
             Lloyd C. Hillard, Jr.
             President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Lloyd C. Hillard, Jr. and C. Douglas Carpenter, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all supplements and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lloyd C. Hillard, Jr.	President, Chief Executive Officer	April 24, 2012
Lloyd C. Hillard, Jr.	and Director (principal executive officer of the Registrant)

/s/ C. Douglas Carpenter	Executive Vice President, Secretary	April 24, 2012
C. Douglas Carpenter	and Chief Financial Officer (principal financial and accounting officer)

/s/ Frank W. Sower, Jr.	Chairman of the Board and Director	April 24, 2012
Frank W. Sower, Jr.

/s/ J. Barry Banker	Director	April 24, 2012
J. Barry Banker

/s/ R. Terry Bennett	Director	April 24, 2012
R. Terry Bennett

/s/ Michael J. Crawford	Director	April 24, 2012
Michael J. Crawford

/s/John R. Farris	Director	April 24, 2012
John R. Farris

/s/ Dr. William C. Nash	Director	April 24, 2012
Dr. William C. Nash

/s/ David R. O’Bryan	Director	April 24, 2012
David R. O’Bryan

/s/ Marvin E. Strong, Jr.	Director	April 24, 2012
Marvin E. Strong, Jr.

/s/ Daniel M. Sullivan	Director	April 24, 2012
Daniel M. Sullivan

/s/ Dr. John D. Sutterlin	Director	April 24, 2012
Dr. John D. Sutterlin

/s/ Shelley S. Sweeney	Director	April 24, 2012
Shelley S. Sweeney